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                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                                       AND

              RIGHTS OF SERIES E JUNIOR CONVERTIBLE PREFERRED STOCK

                                       OF

                          WINSTAR COMMUNICATIONS, INC.

                   ------------------------------------------

                        Under Section 151 of the General

                    Corporation Law of the State of Delaware

                   ------------------------------------------

            WINSTAR COMMUNICATIONS, INC., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Corporation under ARTICLE FOURTH of the Corporation's Certificate of Incorporation, and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors has adopted the following resolution creating the Corporation's Series E Junior Convertible Preferred Stock, par value $.01 per share:

         RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be hereby created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         A. Designation. A Series of Preferred Stock shall be designated and known as the Series E Junior Convertible Preferred Stock (hereinafter called "Preferred Stock E"). Each share of Preferred Stock E shall be identical in all respects with the other shares of Preferred Stock E.

         B. Number of Shares. The number of shares of Preferred Stock E shall initially be 75,100 shares, which number from time to time may be increased or decreased (but not decreased below the number of shares of the series then outstanding) by the Board of Directors. The Preferred Stock E is not subject to a right of redemption by the Corporation.

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         C. Dividends. The holder of the Preferred Stock E shall not be entitled to receive any dividends on the Preferred Stock E.

         1. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock (as defined in Section 8 hereinbelow), but after all distributions and payments required to be made to the holders of senior stock (as defined in Section 9 hereinbelow), the holder of Preferred Stock E shall be entitled to be paid the amount of $59.93 per share. If such payment shall have been made in full to the holder of Preferred Stock E then, the holder of the Preferred Stock E shall not be entitled to receive any other assets or funds. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holder of all outstanding shares of Preferred Stock E, then the holder of Preferred Stock E and the holders of all other parity stock (as defined in Section 8 hereinbelow) shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled according to their respective rights and preferences. The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this Section 4.

         D.       Conversion.

                  1. A holder of shares of Preferred Stock E may convert all, but not less then all, of its Preferred Stock E shares, on a one-for-one basis ("Conversion Rate"), into the Corporation's common stock par value $.01 per share ("Common Stock"), at any time on or after August 28, 1999.

                  2. Each share of Preferred Stock E shall automatically be converted ("Mandatory Conversion") into one share of Common Stock on the first to occur of (i) August 28, 2010; (ii) the record date for the first meeting of security holders or written consent of security holders with respect to which the holder of shares of Preferred Stock E shall be entitled to vote (other than a vote pursuant to Section 11 hereof), in which event the holder of shares of Preferred Stock E shall be deemed a holder as of such record date of the shares of Common Stock into which the shares of Preferred Stock E are converted; or
(iii) the earlier of (y) the execution by the Corporation of a definitive agreement providing for a "Corporate Event" or (z) the consummation of a "Corporate Event." A Corporate Event shall mean (A) a merger or consolidation of the Corporation with or into another corporation or entity; (B) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act") becoming the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock having fifteen percent (15%) or more of the total voting power of all of the Corporation's voting capital stock then outstanding, unless such person or group is an underwriter who obtains such fifteen percent (15%) interest in connection with its participation in a public offering; or (C) the sale, lease, conveyance or other disposition of fifteen percent (15%) or more of the Corporation's or its subsidiaries' assets.

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                  3. In order to voluntarily convert shares of Preferred Stock E into Common Stock, the holder thereof shall surrender the certificate(s) representing all of its Preferred Stock E shares, duly endorsed or in blank, to the Corporation at its principal office (or such other place as may be reasonably designated by the Corporation), shall give written notice to the Corporation at said office that it elects to convert the same, shall state in writing therein the name or names in which it wishes the certificate for Common Stock to be issued and shall make payment to the Corporation of any applicable transfer or other taxes. The Corporation will, as soon as practicable thereafter, deliver at said office to such holder of shares of the Preferred Stock E or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid and, if applicable, a check in lieu of any fractional share of Common Stock as provided in Subsection (5)(g). Shares of the Preferred Stock E shall be deemed to have been converted as of the date of the surrender of such certificate or certificates for conversion as provided above, or, in the case of a Mandatory Conversion, on the date such Mandatory Conversion occurs, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes, including, but not limited to, with respect to the right to vote the Common Stock, as the record holder of such Common Stock on such date.

                  4. The conversion ratio of the Preferred Stock E and, accordingly, the number of shares of Common Stock into which the shares of Preferred Stock E may be converted shall be subject to adjustment from time to time as follows. In case the Corporation shall (i) subdivide or split its outstanding shares of Common Stock into a larger number of shares by recapitalization, reclassification or split-up thereof, or by issuance of shares of Common Stock as a dividend or distribution on the Common Stock, or (ii) combine its outstanding shares of Common Stock into a smaller number of shares by recapitalization, reclassification or combination thereof, the conversion ratio in effect immediately prior thereto shall be adjusted so that the holder of any shares of Preferred Stock E thereafter shall be entitled to receive upon such conversion after the happening of any of the events described above, the same number of shares of Common Stock as such holder would have received had such shares of Preferred Stock E been converted immediately prior to the happening of such event.

                  5. Whenever the number of shares of Common Stock deliverable upon the conversion of each share of Preferred Stock E shall be adjusted pursuant to the provisions of subdivision (5)(d), the Corporation shall promptly
(i) file with the transfer agent, if any, for the shares of Preferred Stock E, a certificate, signed by the Chairman of the Board or the President or a Vice President of the Corporation, and (ii) mail, or cause the transfer agent to mail, to the holder of the Preferred Stock E, at its last address as it shall appear upon the stock records of the Corporation, a notice setting forth in each case, the increased or decreased number of shares of Common Stock thereafter deliverable upon the exchange of each share of Preferred Stock E. The certificate filed with the transfer agent shall show, in addition, in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based.

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                  6. At all times, a sufficient number of the authorized but unissued shares and/or treasury shares of Common Stock shall be reserved by the Corporation for the purpose of conversion of all shares of the Preferred Stock E at the time outstanding.

                  7. In lieu of fractions of shares of Common Stock issuable upon conversion of the Preferred Stock E, the Corporation shall pay an amount determined by multiplying (i) the fractional interest in the share of Common Stock to which such holder would otherwise be entitled and (ii) the average of the last sale prices for the Common Stock, as reported by the Nasdaq National Market, for the ten consecutive trading days ending on the second trading day immediately preceding the conversion date.

         E. Voting Rights. The holder of the Preferred Stock E shall have no voting rights and shall not be entitled to vote on any matter, except as provided herein or unless required by applicable law.

         F. Preemptive Rights. The holder of shares of Preferred Stock E shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation now or hereafter authorized.

         G. Junior and Parity Stock. As used herein with respect to Preferred Stock E the following terms shall have the following meanings:

                  1. The term "parity stock" shall mean any class of stock of the Corporation hereafter authorized which expressly states that it ranks on a parity with the Preferred Stock E in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  2. The term "junior stock" shall mean the Corporation's Common Stock, par value $.01 per share, and any other class of stock of the Corporation hereafter authorized, over which the Preferred Stock E is expressly stated as having a preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         H. Senior Stock. The term "senior stock" shall mean the Corporation's 6% Series A Preferred Stock, Series B Preferred Stock, Series C 14 1/4% Senior Cumulative Preferred Stock due 2007 and Series D 7% Senior Convertible Preferred Stock due 2010 and to any other class of preferred stock or capital stock which may be hereafter authorized by the Corporation unless such stock is expressly made junior to or parity with the Preferred Stock E. The Corporation may, at any time and without the consent of the holder of the Preferred Stock E, authorize a new class or series of senior stock.

         J. Transfer Restriction. The Preferred Stock E is transferable only in accordance with this Section 10. Prior to any transfer (including by operation of law), sale or conveyance of the Preferred Stock E to a person or entity other than the Corporation, the holder of the Preferred Stock E shall furnish notice to the Corporation of the terms of such holder's proposal to transfer, sell or convey the Preferred Stock E and shall first offer the

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Preferred Stock E to the Corporation in exchange for that number of shares of
Common Stock into which the Preferred Stock E is convertible at the Conversion Rate. If the Corporation fails to exercise any such first priority right within sixty days after receipt of a notice containing such offer, then the holder of the Preferred Stock E may transfer, sell or otherwise convey the Preferred Stock E only to one holder ("Transferee") on the terms set forth in the notice, and only upon a written acknowledgment by the Transferee to the Corporation that such Transferee will be subject to the terms of this Certificate, including the Transfer Restrictions set forth in this Section 10. If such proposal is modified in any material respect, the holder of the Preferred Stock E shall be obligated to re-offer the Preferred Stock E to the Corporation in accordance with the procedures set forth in this Section 10.

         K. Amendment. The provisions of this Certificate may be amended upon the affirmative vote of the holders of the Common Stock, to the extent required by law, and upon the affirmative vote or written consent of the holder of the shares of Preferred Stock E.

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                  IN WITNESS WHEREOF, WINSTAR COMMUNICATIONS, INC. has caused this Certificate of Designations to be duly executed by its Executive Vice President and attested to by its Assistant Secretary, who affirm that the information contained in the foregoing Certificate of Designations is true under the penalties of perjury this 28th day of August 1998.

                                          WINSTAR COMMUNICATIONS, INC.

                                          By: /s/ Timothy R. Graham
                                              ---------------------
                                              Name: Timothy R. Graham
                                              Title:   Executive Vice President

Attested to by:    /s/ Kenneth J. Zinghini
                   -----------------------
                   Name: Kenneth J. Zinghini
                   Title:  Assistant Secretary